Exhibit 99.1

FOR IMMEDIATE RELEASE

For Release: May 19, 2014
Contacts:
Ling Wang Capital Market Relations investorrelations@nrucfc.coop 800-424-2954	Brad Captain Corporate Communications publicrelations@nrucfc.coop 800-424-2954

National Rural Utilities Cooperative Finance Corporation Announces

Final Results of its Exchange Offer

Dulles, Va. –National Rural Utilities Cooperative Finance Corporation (“CFC”) announced today the final results for its previously announced exchange offer to certain eligible holders (the “Exchange Offer”) of $209,401,000 aggregate principal amount of its 8.00% Medium Term Notes, Series C, due 2032 (the “Old Notes”), for consideration of newly issued 4.023% Collateral Trust Bonds due November 1, 2032 (the “New Bonds”) and cash. The New Bonds will comprise part of the same series as, and are expected to be fungible for U.S. federal income tax purposes with, the $379,372,000 aggregate principal amount of 4.023% Collateral Trust Bonds due November 1, 2032 (CUSIP 637432 MS1) that CFC initially issued on October 16, 2012. The complete terms and conditions of the Exchange Offer are set forth in the Offer to Exchange dated April 21, 2014, as amended by CFC’s press releases dated April 30, 2014 and May 05, 2014 (the “Offering Memorandum”), and the related Letter of Transmittal.

Details Regarding the Final Results

Pursuant to the terms of the Exchange Offer, the Exchange Offer expired at 12:00 midnight, New York City time, on May 16, 2014 (the “Expiration Date”). As of the Expiration Date, CFC received tenders for $209,401,000 aggregate principal amount of the Old Notes. Based on the modified exchange cap and terms of the Exchange Offer, CFC accepted $209,401,000 aggregate principal amount of Old Notes. In the aggregate, eligible holders whose Old Notes were accepted for exchange will receive $218,339,000 aggregate principal amount of 4.023% Collateral Trust Bonds due November 1, 2032 and $90,775,334 in cash (plus an additional $3,278,965, representing aggregate accrued interest on the Old Notes, less an amount equal to aggregate accrued interest on the New Bonds at the time of their issuance on May 23, 2014 (the “Settlement Date”)). The Old Notes that have been accepted in the Exchange Offer will be exchanged, retired and cancelled by CFC.

Eligible holders who validly tendered and did not validly withdraw their Old Notes on or prior to 5:00 p.m., New York City time, on May 2, 2014 (the “Early Participation Date”), and whose Old Notes were accepted for exchange pursuant to the Exchange Offer, will receive the total consideration (the “Total Exchange Consideration”) for such Old Notes, which includes an early participation amount equal to $30 per $1,000 principal amount of Old Notes (the “Early Participation Amount”). Eligible holders of Old Notes who validly tendered after the Early Participation Date but on or prior to the Expiration Date, and whose Old Notes were accepted for exchange pursuant to the Exchange Offer, will receive only the exchange consideration (the “Exchange Consideration”), namely the Total Exchange Consideration less the Early Participation Amount. In addition, eligible holders described above will receive accrued interest on the Old Notes (less an amount equal to accrued interest on the New Bonds at the time of their issuance on the Settlement Date) exchanged pursuant to the Exchange Offer.

Based on the terms of the Exchange Offer, CFC determined the Total Exchange Consideration per $1,000 principal amount of Old Notes as follows:

				Composition of Total Exchange Consideration
Security/CUSIP Number	Outstanding Principal Amount	Early Participation Amount (1)	Total Exchange Consideration (2)	New Bonds	Cash	New Bonds Price (3)
8.00% Medium Term Notes, Series C, due 2032 / 637432CT0	$660,275,000	$30	$1,445	70%	30%	$969.92

(1)	Per $1,000 principal amount of Old Notes accepted for exchange.
(2)	Per $1,000 principal amount of Old Notes accepted for exchange. Includes the Early Participation Amount.
(3)	Per $1,000 principal amount of New Bonds.

Payments for Old Notes tendered and accepted for exchange is expected to be made on May 23, 2014, and all other Old Notes tendered but not accepted for exchange will be returned to holders.

The New Bonds to be issued in the Exchange Offer have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Therefore, the New Bonds may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

In connection with the Exchange Offer, CFC will enter into a registration rights agreement with respect to the New Bonds.

For additional information regarding the terms of the Exchange Offer, please contact D.F. King & Co., Inc., the information agent for the Exchange Offer, by calling toll-free (800) 967-4604 or collect (212) 269-5550 (banks and brokerage firms) or by e-mail at NRUCFC@dfking.com.

This press release does not constitute an offer to sell or purchase, or a solicitation of offer to sell or purchase, or the solicitation of tenders or consents with respect to, the Old Notes. No offer, solicitation, purchase or sale was made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Exchange Offer was made solely pursuant to the Offering Memorandum and the related Letter of Transmittal made available to eligible holders of the Old Notes.

Forward-Looking Statements

This press release, including the information incorporated by reference herein, contains forward-looking statements about CFC, including those related to the offering of New Bonds and whether or not CFC will consummate the Exchange Offer. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. All statements about future expectations or projections, including statements about loan volume, the adequacy of the loan loss allowance, operating income and expenses, leverage and debt-to-equity ratios, borrower financial performance, impaired loans, and sources and uses of liquidity, are forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could materially differ. Factors that could cause future results to vary from current expectations include, but are not limited to, general economic conditions, legislative changes including those that could affect our tax status, governmental monetary and fiscal policies, demand for our loan products, lending competition, changes in the quality or composition of our loan portfolio, changes in our ability to access external financing, changes in the credit ratings on our debt, valuation of collateral supporting impaired loans, charges associated with our operation or disposition of foreclosed assets, regulatory and economic conditions in the rural electric industry, non-performance of counterparties to our derivative agreements and the costs and effects of legal or governmental proceedings involving CFC or its members. Some of these and other factors are discussed in our annual and quarterly reports previously filed with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect new information, future events or changes in expectations after the date on which the statement is made.